Exhibit to 8-K.

              REVISED 2003 CONSULTING SERVICES PLAN
                               OF
                   MAGNUM d'OR RESOURCES INC.

1. Purpose. The purpose of this Revised Consulting Services Plan is to advance the interests of the Corporation by rewarding, encouraging and enabling the acquisition of larger personal proprietary interests in the Corporation by employees, directors and former directors of, contractors and consultants to, the Corporation and its Subsidiaries who have: 1) served without salaries or other compensation; and 2) assisted the Corporation with support services for business development. These persons require incentives to put forth maximum effort for the success of the Corporation's business. It is anticipated that these incentives will stimulate the efforts of such employees, directors and consultants on behalf of the Corporation and its Subsidiaries. It also is expected that such incentives will enable the Corporation and its Subsidiaries to attract and retain desirable personnel.

2. Definitions. When used in this Plan, unless the context otherwise requires:

(a). "Board of Directors" or "Board" shall mean the Board of Directors of the Corporation, as constituted at any time.

(b). "Chairman of Board" shall mean the person who at the time shall be Chairman of the Board of Directors.

(c). "Corporation" shall mean MAGNUM d'OR RESOURCES INC.

(d).  "Eligible  Persons" shall mean those  person  described  in
Section  4  and 13 who will receive stock pursuant to  this  2003
Revised Consulting Services Plan.

(e). "Fair Market Value" on a specified date shall mean the value as established by the Board for such date using any reasonable method of valuation.

(f). "Awarded Stock" shall mean the Stock awarded pursuant to this Plan.

(g). "Plan" shall mean this 2003 Revised Consulting Services Plan of MAGNUM d'OR RESOURCES INC., as adopted by the Board on April
7, 2003, as amended on June 17, 2003, and as this Plan from time to time may be amended.

(h). "President" shall mean the person who at the time shall be the President of the Corporation.

(i). "Shares" shall mean shares of common stock, $0.001 par value, of the Corporation.

(j). "Subsidiary" shall mean a wholly owned subsidiary of the Corporation.



3. Administration. This Plan shall be administered by the Board of Directors as provided herein. Determination of the Board as to any question, which may arise with respect to the interpretation of the provisions of this Plan and Awarded Stocks, shall be final. The Board may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of this Plan, as it may been advisable to make this Plan and Awarded Stocks effective or provide for their administration, and may take such other action with regard to this Plan and Awarded Stocks as it shall deem advisable to effectuate their purpose.

4. Participants. All employees and directors of, former directors of and consultants to, the Corporation or a Subsidiary, who, as determined by the Board, have met the conditions of Section 1 of this Plan, shall receive Awarded Stocks under this Plan. The parties to whom Awarded Stocks have been, or will be, granted under this Plan, and the number of Shares subject to each such Awarded Stock, have been determined by the Board, in its sole discretion, subject however, to the terms and conditions of this Plan.

5. Shares. Subject to the provisions of Section 13 hereof, the Board may award stocks with respect to an aggregate of 50,000,000
Shares, all of which Shares are authorized but unissued Shares.

6. Grant of Awarded Stocks. The number of Shares of Awarded Stocks granted to any Eligible Person will be determined by the Board in its sole discretion based upon, among other facts, the Fair Market Value of services rendered to, and expenses incurred on behalf of, the Corporation.

7. Stock Certificates. Within ninety (90) days from the date of this Plan, the Corporation shall cause to be delivered to the person  entitled  thereto, a certificate for the  Shares  of  the
Awarded Stock. The certificate or certificates may bear a restrictive legend as described in paragraph 9, below.

8.  Restrictions  on Transferability of Awarded Stocks.   Awarded
Stocks that were issued prior to January 10, 2002 shall not be transferable, except as authorized in writing by the Board of Directors in its sole discretion.

9. Issuance of Shares and Compliance with Securities Act. The Corporation may postpone the issuance and delivery of the Shares pursuant to the grant of any Awarded Stock until the completion of such registration or other qualification of such Shares under any State of Federal law, rule, requirements or regulation as the Corporation shall determine to be necessary or advisable. Any holder of an Awarded Stock shall make such representations and furnish such information as may, in the opinion of counsel for the Corporation, be appropriate to permit the Corporation, in light of the then existence or non-existence with respect to such Shares of an effective Registration Statement under the Securities Act of 1933, as amended (the "Act"), to issue Shares in compliance with the provisions of the Act or any comparable act. The Corporation shall have the right, in its sole discretion, to legend any Shares that may be issued pursuant to the grant or exercise of any Awarded Stock, or may issue stop transfer orders with respect thereof.

10. Income Tax Withholding. If the Corporation or a Subsidiary is required to withhold and amounts by reason of any provincial, federal, state or local tax rules or regulations in respect of the issuance of Shares pursuant to the grant of the Awarded Stock, the Corporation or the Subsidiary shall be entitled to deduct or withhold such amounts from any cash or payment to be made to the holder of the Awarded Stock. In any event, the holder shall make available to the Corporation or such Subsidiary, promptly when requested by the Corporation or such
Subsidiary; and the Corporation or Subsidiary shall be entitled to take and authorize such steps as it deems necessary in order to have such funds made available to the Corporation or Subsidiary out of funds or property due or to become due to the holder of such Awarded Stock.

11. No Right of Employment or Service. Nothing contained herein or in an Awarded Stock shall be construed to confer upon any director, employee or consultant any right to be continued in the employ or service of the Corporation or any Subsidiary or mitigate any right of the Corporation or any Subsidiary to retire, request the resignation of or discharge or otherwise cease its services arrangement with any employee or consultant at any time, with or without cause.

12.  Effective Date. This Plan is effective as of April  7,  2003 and, as revised, as of June 17, 2003.







                   _______/S/Reno J. Calabrigo____
                             Reno J. Calabrigo, Director


                   _______/S/Janet Winkler____
                            Janet Winkler, Director